Exhibit 3.18

State of Delaware Secretary of State Division of Corporations Delivered 01:48 PM 10/07/2005 FILED 01:48 PM 10/07/2005 SRV 050823446 - 3385151 FILE

CERTIFICATE OF MERGER

OF

AFMEDICA ACQUISITION, INC.

WITH AND INTO

AFMEDICA, INC.

(Under Section 251 of the Delaware General Corporation Law)

Afmedica, Inc., a Delaware corporation, does hereby certify to the following facts relating to the merger of Afmedica Acquisition, Inc. with and into Afmedica, Inc. (the “Merger”):

FIRST: The name and state of incorporation of each of the constituent corporations to the Merger are:

(a) Afmedica Acquisition, Inc., a Delaware corporation (“Afmedica Acquisition”); and

(b) Afmedica, Inc., a Delaware corporation (“Afmedica”).

SECOND: An Agreement and Plan of Merger, dated as of September 9, 2005 (the “Merger Agreement”), by and among Angiotech Pharmaceuticals (US), Inc., a Washington corporation (“Angiotech”), Afmedica Acquisition, a wholly owned subsidiary of Angiotech, Afmedica and Apjohn Group, LLC, as representative under the Merger Agreement, has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”).

THIRD: That Afmedica shall be the surviving corporation in the Merger (the “Surviving Corporation”) and will continue its existence under its current name upon the effective date of the Merger.

FOURTH: The certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety as set forth on Exhibit A hereto, until further amended pursuant to the provisions of the DGCL.

FIFTH: The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation. The principal place of business of the Surviving Corporation is: Afmedica, Inc., c/o Angiotech Pharmaceuticals (US), Inc., 1618 Station Street, Vancouver, British Columbia V6A 1B6, CANADA.

SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either Afmedica Acquisition or Afmedica.

SEVENTH: This Certificate of Merger and the Merger provided for herein between the constituent corporations shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, Afmedica has caused this Certificate of Merger to be executed in its corporate name as of this 7th day of October, 2005.

AFMEDICA, INC.

By:	/s/ Gary Stroy
Name:	Gary Stroy
Title:	Chief Executive Officer and President

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AFMEDICA, INC.

“ARTICLE I

The name of the corporation is Afmedica, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

The aggregate number of shares which the Corporation shall have authority to issue is 100 shares of capital stock all of which shall be designated “Common Stock” and have a par value of $0.0001 per share.

ARTICLE V

In furtherance of and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, amend or repeal Bylaws of the Corporation.

ARTICLE VI

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

ARTICLE VII

(A) To the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”), as the same may be amended from time to time, or by any other applicable state law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL or other applicable state law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL or such other applicable state law, as so amended.

(B) To the fullest extent permitted by applicable law, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) such directors and officers (and any other persons to which Delaware or other applicable state law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL or other applicable state law, subject only to limits created by applicable Delaware or other state law (statutory or non-statutory), with respect to actions for breach of duty to a corporation, its stockholders, and others.

(C) Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection of a director or officer of the Corporation, or other person indemnified by the Corporation, with respect to any acts or omissions of such director, officer or other person existing at the time of such repeal or modification.”